Ex99.h(4)


                                  AMENDMENT TO
                          SUB-ADMINISTRATION AGREEMENT


      AMENDMENT made as of the 1st day of March, 2004, between VICTORY CAPITAL MANAGEMENT (the "Service Company"), a New York corporation having its principal place of business at 127 Public Square, Cleveland, Ohio 44114, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Sub-Administration Agreement dated April 1, 2002, under which the Service Company performs certain management and administration services for BISYS with regard to each of The Victory Portfolios and The Victory Variable Insurance Funds. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

      WHEREAS, BISYS and the Service Company wish to enter into this Amendment to the Agreement in order to change, among other things, the Service Company's compensation;

      NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

      1.    Compensation of the Service Company

      Section 3 of the Agreement is hereby amended by replacing "three one-hundredths of one percent (.03%)" with "four one-hundredths of one percent (.04%)".

      2.    Notice

      Section 11 of the Agreement is hereby amended by replacing "William J. Tomko" with "President".

      3.    Miscellaneous

      (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

      (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.



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      (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

      (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                 VICTORY CAPITAL MANAGEMENT, INC.



                                 By: /s/ Kathleen A. Dennis
                                    -----------------------------------
                                 Name:
                                 Title:


                                 BISYS FUND SERVICES OHIO, INC.



                                 By: /s/ Frederick J. Naddaff
                                    -----------------------------------------
                                 Name:
                                 Title:





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